Exhibit 99.1

INFORMATION EXCERPTED FROM THE PRELIMINARY OFFERING MEMORANDUM

As used in this Exhibit 99.1, references to “NN”, “us”, “our”, and “we” refer to NN, Inc. and its subsidiaries, unless otherwise indicated, and references to “PEP” refer to Precision Engineered Products Holdings, Inc.

RISK FACTORS

Investing in the notes involves a high degree of risk. Before you invest in the notes, you should carefully consider the following risk factors in addition to the other information contained in this offering memorandum. The risks described below are not the only risks we face. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Relating to our Business

We may not realize all of the anticipated benefits from the five acquisitions closed since January 1, 2014 or any future strategic portfolio acquisition, or those benefits may take longer to realize than expected.

Our ability to realize the anticipated benefits of the five acquisitions closed since January 1, 2014 will depend, to a large extent, on our ability to integrate these businesses and any future strategic portfolio acquisitions. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected. The difficulties of combining the operations of the acquired companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the acquired businesses with our own;

•	difficulties in the integration of operations and systems;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition, or results of operations.

Additionally, we incurred a significant amount of debt in connection with these five acquisitions, which we intend to refinance with proceeds from our New Senior Credit Facilities and the notes. Finally, in relation to these acquisitions we have significantly higher amounts of intangible assets, including goodwill. These intangible assets will be subject to impairment testing and we could incur a significant impact to our financial statements in the form of an impairment if assumptions and expectations related to these five acquisitions are not realized.

A recession impacting our end markets or the geographic regions in which we or our customers operate could have a material adverse effect on our ability to finance our operations and implement our growth strategy.

During the three month period ended December 31, 2008 and the year ended December 31, 2009, we experienced a sudden and significant reduction in customer orders driven by reductions in automotive and industrial end market demand across all our businesses. Additionally, during the latter part of 2011 and all of 2012, we experienced the impacts of a European recession in our European businesses. Prior to this time, our company had never been affected by a recession that had impacted both of our key geographic markets of the U.S. and Europe simultaneously. If we are impacted by a global recession in the future, this could have a material adverse effect on our business, financial condition, results of operations and cash flows from operations and could lead to additional restructuring and/or impairment charges being incurred and our ability to implement our growth strategy. However, we believe we would be in a much better position to weather any recession or economic downturn given the actions taken to permanently reduce our cost base including closing or ceasing operations at four former manufacturing locations.

The demand for our products is cyclical, which could adversely impact our revenues.

The end markets for fully assembled bearings and industrial and automotive components are cyclical and tend to decline in response to overall declines in industrial and automotive production. As a result, the market for the bearing components and precision metal, plastic and rubber products we sell is also cyclical and impacted by overall levels of industrial and automotive production. Our sales have been, and can be in the future, negatively affected by adverse conditions in the industrial and/or automotive production sectors of the economy or by adverse global or national economic conditions generally. Additionally, any inflation in oil and any resulting increase in gasoline prices could have a negative impact on demand for our products as a result of consumer and corporate spending reductions.

We depend on a very limited number of foreign sources for our primary raw material and are subject to risks of shortages and price fluctuation.

The steel that we use to manufacture our metal bearing components is of an extremely high quality and is available from a limited number of producers on a global basis. Due to quality constraints in the U.S. steel industry, we obtain substantially all of the steel used in our U.S. operations of our Metal Bearing Components Group from non-U.S. suppliers. In addition, we obtain most of the steel used in our European operations from a single European source. If we had to obtain steel from sources other than our current suppliers, we could face higher prices and transportation costs, increased duties or taxes and shortages of steel. Problems in obtaining steel, particularly 52100 chrome steel in the quantities that we require on commercially reasonable terms could increase our costs, adversely impact our ability to operate our business efficiently and have a material adverse effect on our revenues and operating and financial results.

We depend heavily on a relatively limited number of customers, and the loss of any major customer would have a material adverse effect on our business.

Sales to various U.S. and foreign divisions of AB SKF (“SKF”), one of the largest bearing manufacturers in the world, accounted for approximately 26% of consolidated net sales in 2014. No other customers accounted for more than 10% of sales. During 2014, sales to various U.S. and foreign divisions of our ten largest customers accounted for approximately 66% of our consolidated net sales. The loss of all or a substantial portion of sales to these customers would cause us to lose a substantial portion of our revenue and would lower our operating profit margin and cash flows from operations.

Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially affect our earnings.

A work stoppage at one or more of our facilities could have a material adverse effect on our business, financial condition, results of operations or cash flows from operations. Also, if one or more of our customers were to experience a work stoppage, that customer would likely halt or limit purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations or cash flows from operations.

We operate in and sell products to customers outside the U.S. and are subject to several risks related to doing business internationally.

Because we obtain a majority of our raw materials from overseas suppliers, actively participate in overseas manufacturing operations and sell to a large number of international customers, we face risks associated with the following:

•	changes in tariff regulations, which may make our products more costly to export or import;

•	changes in monetary and fiscal policies, laws and regulations, and other activities of governments, agencies and similar organizations;

•	the potential imposition of trade restrictions or prohibitions;

•	a U.S. federal tax code that discourages the repatriation of funds to the U.S.;

•	the potential imposition of import or other duties or taxes;

•	difficulties establishing and maintaining relationships with local original equipment manufacturers, distributors and dealers;

•	difficulty in staffing and managing geographically diverse operations; and

•	unstable governments or legal systems in countries in which our suppliers, manufacturing operations, and customers are located.

These and other risks may also increase the relative price of our products compared to those manufactured in other countries, thereby reducing the demand for our products in the markets in which we operate, which could have a material adverse effect on our business, financial condition, results of operations and cash flows from operations.

In addition, we could be adversely affected by violations of the Foreign Corrupt Practices Act (the “FCPA”) and similar worldwide anti-bribery laws as well as export controls and economic sanction laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We cannot assure you that our internal controls and procedures will always protect us from the improper acts committed by our employees or agents. If we are found to be liable for FCPA, export control or sanction violations, we could suffer from criminal or civil penalties or other sanctions, including loss of export privileges or authorization needed to conduct aspects of our international business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows from operations.

In addition, due to the typical slower summer manufacturing season in Europe, we expect that revenues in the third fiscal quarter of each year will be lower than in the other quarters of the year.

We have international operations that are subject to foreign economic uncertainties and foreign currency fluctuation.

Approximately 33% of our revenues are denominated in foreign currencies, which may result in additional risk of fluctuating currency values and exchange rates and controls on currency exchange.

Changes in the value of foreign currencies could increase our U.S. dollar costs for, or reduce our U.S. dollar revenues from, our foreign operations. Any increased costs or reduced revenues as a result of foreign currency fluctuations could affect our profits. For example, if there continues to be a significant strengthening of the U.S. Dollar compared to the Euro, such movement may adversely affect our financial condition and results of operations.

Environmental, health and safety laws and regulations impose substantial costs and limitations on our operations, and environmental compliance may be more costly than we expect.

We are subject to extensive federal, state, local and foreign environmental, health and safety laws and regulations concerning matters such as air emissions, wastewater discharges, solid and hazardous waste handling and disposal and the investigation and remediation of contamination. The risks of substantial costs, liabilities and limitations on our operations related to compliance with these laws and regulations are an inherent part of our business, and future conditions may develop, arise or be discovered that create substantial environmental compliance or remediation liabilities and costs.

Compliance with environmental, health and safety legislation and regulatory requirements may prove to be more limiting and costly than we anticipate. To date, we have committed significant expenditures in our efforts to achieve and maintain compliance with these requirements at our facilities, and we expect that we will continue to make significant expenditures related to such compliance in the future. From time to time, we may be subject to legal proceedings brought by private parties or governmental authorities with respect to environmental matters, including matters involving alleged noncompliance with or liability under environmental, health and safety laws, property damage or personal injury. New laws and regulations, including those which may relate to emissions of greenhouse gases, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

Failure of our products could result in a product recall.

The majority of our products go into bearings used in the automotive industry and other critical industrial manufacturing applications. A failure of our components could lead to a product recall. If a recall were to happen as a result of our components failing, we could bear a substantial part of the cost of correction. In addition to the cost of fixing the parts affected by the component, a recall could result in the loss of a portion of or all of the customer’s business. A successful product recall claim requiring that we bear a substantial part of the cost of correction or the loss of a key customer could have a material adverse effect on our business, financial condition, results of operations and cash flows from operations. To partially mitigate these risks, we carry limited product recall insurance and have invested heavily in the TS16949 quality program.

Our growth strategy depends in part on companies outsourcing critical components, and if outsourcing does not continue, our business could be adversely affected.

Our growth strategy depends in part on major customers continuing to outsource components and expanding the number of components being outsourced. This requires manufacturers to depart significantly from their traditional methods of operations. If major customers do not continue to expand outsourcing efforts or determine to reduce their use of outsourcing, our ability to grow our business could be materially adversely affected.

Our market is highly competitive and many of our competitors have significant advantages that could adversely affect our business.

The global markets for precision bearing components, precision metal components and plastic and rubber components are highly competitive, with a majority of production represented by the captive production operations of large manufacturers and the balance represented by independent manufacturers. Captive manufacturers make components for internal use and for sale to third parties. All of the captive manufacturers, and many independent manufacturers, are significantly larger and have greater resources than we do. Our competitors are continuously exploring and implementing improvements in technology and manufacturing processes in order to improve product quality, and our ability to remain competitive will depend, among other things, on whether we are able to keep pace with such quality improvements in a cost effective manner. Due to this competitiveness, we may not be able to increase prices for our products to cover cost increases. In many cases we face pressure from our customers to reduce prices, which could adversely affect our business, financial condition, results of operations and cash flows from operations. In addition, our customers may choose to purchase products from one of our competitors rather than pay the prices we seek for our products, which could adversely affect our business, financial condition, results of operations and cash flows from operations.

Our production capacity has been expanded geographically in recent years to operate in the same markets as our customers.

We have expanded our metal bearing components production facilities and capacity over the last several years. Historically, metal bearing component production facilities have not always operated at full capacity. Over the past several years, we have undertaken steps to address a portion of the capacity risk including closing or ceasing operations at certain plants and downsizing employment levels at others. As such, the risk exists that our customers may exit the geographic markets in which our production capacity is located and/or develop vendors in lower cost countries in which we do not have production capacity.

Risks Related to PEP’s Business

As a manufacturer of highly engineered precision customized solutions serving the medical, electrical, transportation and aerospace end markets, PEP is subject to many of the same risks to which we are subject.

PEP is subject to many of the same risks to which we are subject as described above under “Risk Factors—Risks Relating to our Business,” any of which could materially and adversely affect PEP’s revenues and operating and financial results, including the following risks:

•	a recession impacting the end markets and geographic regions in which we or our customers operate;

•	the highly competitive nature of our market and the significant advantages held by our competitors;

•	the substantial cost of complying with environmental, health and safety laws and regulations;

•	failure to obtain raw materials on commercially reasonable terms;

•	dependence on a small number of customers, which represent a significant portion of revenue;

•	labor disruptions;

•	risks relating to doing business internationally; and

•	failure of any products could result in a product recall.

PEP may be subject to risks relating to its information technology systems.

PEP relies on information technology systems to process, transmit and store electronic information and manage and operate its business. A breach in security could expose PEP and its customers and suppliers to risks of misuse of confidential information, manipulation and destruction of data, production downtimes and operations disruptions, which in turn could adversely affect PEP’s reputation, competitive position, business or results of operations.

PEP depends heavily on a relatively limited number of customers, and the loss of any major customer could have a material adverse effect on its business.

PEP’s sales to a global medical device manufacturer accounted for 19.8% of its consolidated net sales in 2014. No other customers accounted for more than 10% of sales. During 2014, sales to PEP’s 10 largest customers accounted for approximately 43% of its consolidated net sales. The loss of all or a substantial portion of sales to these customers could cause PEP to lose a substantial portion of its revenue and would lower its operating profit margin and cash flows from operations.

If PEP does not introduce new products in a timely manner, PEP’s products could become obsolete and its operating results would suffer.

PEP sells many of its products in industries characterized by rapid technological changes, frequent new product and service introductions and evolving industry standards and customer needs. Without the timely introduction of new products and enhancements, PEP’s products could become technologically obsolete over time, in which case PEP’s revenue and operating results would suffer. The success of PEP’s new product offerings will depend upon several factors, including its ability to:

•	accurately anticipate customer needs;

•	innovate and develop new technologies and applications;

•	successfully commercialize new technologies in a timely manner;

•	price its products competitively and manufacture and deliver its products in sufficient volumes and on time; and

•	differentiate PEP’s offerings from its competitors’ offerings.

Some of PEP’s products are used by its customers to develop, test and manufacture their products. PEP therefore must anticipate industry trends and develop products in advance of the commercialization of its customers’ products. In developing any new product, PEP may be required to make a substantial investment before it can determine the commercial viability of the new product. If PEP fails to accurately foresee its customers’ needs and future activities, PEP may invest heavily in research and development of products that do not lead to significant revenues.

PEP is subject to many laws and governmental regulations and any adverse regulatory action may materially adversely affect PEP’s financial condition and business operations.

PEP’s medical devices are subject to regulation by numerous government agencies, including the FDA and comparable agencies outside the U.S. To varying degrees, each of these agencies requires PEP to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of its medical devices. PEP cannot guarantee that PEP will be able to obtain marketing clearance for its new products or enhancements or modifications to existing products. If such approval is obtained, it may:

•	take a significant amount of time;

•	require the expenditure of substantial resources;

•	involve stringent clinical and pre-clinical testing, as well as increased post-market surveillance;

•	involve modifications, repairs or replacements of PEP’s products; and

•	result in limitations on the proposed uses of PEP’s products.

Both before and after a product is commercially released, PEP has ongoing responsibilities under FDA regulations. PEP is also subject to periodic inspections by the FDA to determine compliance with the FDA’s requirements, including primarily the quality system regulations and medical device reporting regulations. The results of these inspections can include inspectional observations on FDA’s Form-483, warning letters, or other forms of enforcement. Since 2009, the FDA has significantly increased its oversight of companies subject to its regulations, including medical device companies, by hiring new investigators and stepping up inspections of manufacturing facilities. The FDA has recently also significantly increased the number of warning letters issued to companies. If the FDA were to conclude that PEP is not in compliance with applicable laws or regulations, or that any of PEP’s medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize adulterated or misbranded medical devices, order a recall, repair, replacement or refund of such devices, refuse to grant pending pre-market approval applications or require certificates of foreign governments for exports, and/or require PEP to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA may also impose operating restrictions on a company-wide basis, enjoin and/or restrain certain conduct resulting in violations of applicable law pertaining to medical devices, and assess civil or criminal penalties against PEP’s officers, employees, or PEP. The FDA may also recommend prosecution to the Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict PEP from effectively marketing and selling its products.

Foreign governmental regulations have become increasingly stringent and more common, and PEP may become subject to more rigorous regulation by foreign governmental authorities in the future. Penalties for a company’s non-compliance with foreign governmental regulation could be severe, including revocation or suspension of a company’s business license and criminal sanctions. Any domestic or foreign governmental law or regulation imposed in the future may have a material adverse effect on PEP. PEP’s worldwide operations are also required to comply with the FCPA and similar anti-bribery laws in other jurisdictions and with U.S. and foreign export control, trade embargo and customs laws. If PEP fails to comply with them, PEP could suffer civil and/or criminal sanctions.

The healthcare industry and related industries that PEP serves have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, which could adversely affect PEP’s financial condition and results of operations.

The healthcare industry and related industries that PEP serves have undergone, and are in the process of undergoing, significant changes in an effort to reduce costs, including the following:

•	Many of PEP’s customers, and the end-users to whom its customers supply products, rely on government funding of and reimbursement for healthcare products and services and research activities. The U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”), healthcare austerity measures in other countries and other potential healthcare reform changes and government austerity measures may reduce the amount of government funding or reimbursement available to customers or end-users of PEP’s products and services and/or the volume of medical procedures using PEP’s products and services. Global economic uncertainty or deterioration can also adversely impact government funding and reimbursement.

•	The PPACA imposes a 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the U.S. as well as reporting and disclosure requirements on medical device manufacturers.

•	Governmental and private healthcare providers and payors around the world are increasingly utilizing managed care for the delivery of healthcare services, forming group purchasing organizations to improve their purchasing leverage and using competitive bid processes to procure healthcare products and services.

These changes as well as other impacts from market demand, government regulations, third party coverage and reimbursement policies and societal pressures have increased PEP’s tax liabilities and may cause participants in the healthcare industry and related industries that PEP serves to purchase fewer of its products and services, reduce the prices they are willing to pay for PEP’s products or services, reduce the amounts of reimbursement and funding available for PEP’s products services from governmental agencies or third-party payors, reduce the volume of medical procedures that use PEP’s products and services and increase PEP’s compliance and other costs. In addition, PEP may be unable to enter into contracts with group purchasing organizations and integrated health networks on terms acceptable to PEP, and even if PEP does enter into such contracts they may be on terms that negatively affect PEP’s current or future profitability. All of the factors described above could adversely affect PEP’s financial condition and results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements (referred to as the “pro forma financial statements”) presented below are derived from the historical consolidated financial statements of NN and PEP, as adjusted to reflect the Acquisition. For a summary of the Acquisition, see the section of this offering memorandum entitled “Summary—Recent Developments.”

The Unaudited Pro Forma Condensed Combined Statements of Income presented below (the “pro forma statements of income”) for the six months ended June 30, 2015 and 2014, and the year ended December 31, 2014, give effect to the Acquisition as if it was consummated on January 1, 2014. The Unaudited Pro Forma Condensed Combined Balance Sheet presented below (the “pro forma balance sheet”) as of June 30, 2015, gives effect to the Acquisition as if it was consummated on June 30, 2015.

Our historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the pro forma statements of income, expected to have a continuing impact on our and PEP’s combined results. Our historical consolidated financial information for the year ended December 31, 2014 and the six months ended June 30, 2014 has also been adjusted in the pro forma financial statements to give effect to pro forma impacts of the Autocam Merger, which we completed on August 29, 2014.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

In accordance with ASC 805, the Acquisition is being accounted for under the acquisition method with NN as the acquirer of PEP. As of the date hereof, we have not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of PEP’s assets to be acquired, the liabilities to be assumed and the related allocation of purchase price; however, for purposes of these pro forma financial statements, preliminary allocation estimates based on information known to us as of the date of this offering memorandum have been included. The final fair values of the assets acquired and liabilities assumed as of the date of the Acquisition may differ materially from the information presented herein.

The pro forma financial statements have been presented for illustrative purposes only and do not reflect the impact of synergies resulting from the Acquisition. We expect to incur significant costs and achieve significant synergies in connection with integrating PEP’s operations with our operations. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Acquisition. In addition, certain nonrecurring items, such as estimated transaction costs directly attributable to the Acquisition, have been excluded from the pro forma statements of income. Additionally, no adjustments were made to reflect termination costs to be incurred in connection with the Acquisition, as such costs are not currently factually supportable. The pro forma financial statements do reflect entry the New Senior Credit Facilities, the issuance of the notes and the use of such proceeds in connection with the Acquisition.

These pro forma financial statements are for informational purposes only. They do not purport to indicate the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	our separate historical consolidated financial statements for the years ended December 31, 2014, 2013 and 2012, presented below in this offering memorandum;

•	our separate historical unaudited condensed consolidated interim financial statements as of and for the quarter and six months ended June 30, 2015 and 2014, presented below in this offering memorandum;

•	the separate historical consolidated financial statements of PEP for the years ended December 31, 2014, 2013 and 2012, presented below in this offering memorandum; and

•	the separate historical unaudited condensed consolidated interim financial statements of PEP as of and for the six months ended June 26, 2015 and June 27, 2014, presented below in this offering memorandum.

NN, INC. AND PRECISION ENGINEERED PRODUCTS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2014

(In thousands)

	NN	Autocam 1/1/2014- 6/30/14	Autocam 7/1/2014- 8/29/14	Reclassification to Presentation of Historical Autocam (Note 1)	Pro Forma Adjustments (Note 4)	Notes	NN Autocam Combined	PEP	Reclassification to Presentation of Historical PEP (Note 1)	Pro Forma Adjustments (Note 3)	Notes	Refinancing Transactions (Note 5)	Pro Forma Combined
Net sales	$488,601	$129,704	$41,347	$–	$–		$659,652	$203,967	$–	$–		$–	$863,619
Cost of products sold (exclusive of depreciation and amortization shown separately below)	384,889	110,702	35,831	(12,494)	–		518,928	134,420	(3,299)	–		–	650,049
Selling, general and administrative	43,756	7,353	6,845	(4,215)	–		53,739	41,041	(24,132)	–		–	70,648
Acquisition related costs excluded from selling general and administrative	9,248	–	–	4,760	(14,008)	4(a)	–	–	–	–		–	–
Depreciation and amortization	22,146	–	–	12,427	(501)	4(b)	34,072	–	27,431	(2,584)	3(b)	–	58,919
(Gain) loss on disposal of assets	–	–	–	290	–		290	–	–	–		–	290
Restructuring and impairment charges	875	–	–	–	–		875	–	–	–		–	875

Income from operations	27,687	11,649	(1,329)	(768)	14,509		51,748	28,506	–	2,584		–	82,838

Stock comp	–	576	192	(768)			–	–	–	–		–	–
Interest expense	12,293	1,495	434				14,222	9,144	–	–		34,354	57,720
Other expense, net	2,222	95	296				2,613	3,480	–	–			6,093

Income before provision (benefit) for income taxes	13,172	9,483	(2,251)	–	14,509		34,913	15,882	–	2,584		(34,354)	19,025
Provision (benefit) for income taxes	5,786	2,680	(789)	–	2,429	4(c)	10,106	11,366	–	(4,175)	3(c)	(12,025)	5,272
Share of Income from Joint Venture	831	1,686	161	–	(293)	4(d)	2,385	–	–	–		–	2,385

Net income	$8,217	$8,489	$(1,301)	$–	$11,787		$27,192	$4,516	$–	$6,759		$(22,329)	$16,138

NN, INC. AND PRECISION ENGINEERED PRODUCTS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Six Months Ended June 30, 2015

(In thousands)

	NN	PEP	Reclassification to Presentation of Historical PEP (Note 1)	Pro Forma Adjustments (Note 3)	Notes	Refinancing Transactions (Note 5)	Pro Forma Combined
Net sales	$328,601	$117,070	$–	$–		$–	$445,671
Cost of products sold (exclusive of depreciation and amortization shown separately below)	258,025	76,576	(1,954)	–		–	332,647
Selling, general and administrative	25,961	22,191	(12,401)	(379)	3(a)	–	35,372
Depreciation and amortization	17,091	–	14,355	(1,931)	3(b)	–	29,515

Income from operations	27,524	18,303	–	2,310		–	48,137
Interest expense	11,959	4,614	–	–		12,157	28,730
Other expense, net	1,419	500	–	–		–	1,919

Income before provision (benefit) for income taxes	14,146	13,189	–	2,310		(12,157)	17,488
Provision (benefit) for income taxes	3,073	6,688	–	(2,159)	3(c)	(4,255)	3,347
Share of Income from Joint Venture	1,882	–	–	–		–	1,882

Net income	$12,955	$6,501	$–	$4,469		$(7,902)	$16,023

NN, INC. AND PRECISION ENGINEERED PRODUCTS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Six Months Ended June 30, 2014

(In thousands)

	NN	Autocam 1/1/2014- 6/30/2014	Reclassification to Presentation of Historical Autocam (Note 1)	Pro Forma Adjustments (Note 4)	Notes	NN Autocam Combined	PEP	Reclassification to Presentation of Historical PEP (Note 1)	Pro Forma Adjustments (Note 3)	Notes	Refinancing Transactions (Note 5)	Pro Forma Combined
Net sales	$209,208	$129,704	$–	$–		$338,912	$95,521	$–	$–		$–	$434,433
Cost of products sold (exclusive of depreciation and amortization shown separately below)	164,569	110,702	(9,272)	–		265,999	64,034	(1,533)	–		–	328,500
Selling, general and administrative	20,104	7,353	411	(744)	4(a)	27,124	19,808	(10,871)	–		–	36,061
Depreciation and amortization	7,961	–	9,321	(377)	4(b)	16,905	–	12,404	20	3(b)	–	29,329
(Gain) loss on disposal of assets	–	–	116	–		116	–		–		–	116

Income from operations	16,574	11,649	(576)	1,121		28,768	11,679	–	(20)		–	40,427

Stock comp	–	576	(576)	–		–	–	–	–		–	–
Interest expense	1,115	1,495	–	–		2,610	4,329	–	–		21,779	28,718
Other expense, net	212	95	–	–		307	500	–	–		–	807

Income before provision (benefit) for income taxes	15,247	9,483	–	1,121		25,851	6,850	–	(20)		(21,779)	10,902
Provision (benefit) for income taxes	4,809	2,680	–	375	4(c)	7,864	4,758	–	(2,547)	3(c)	(7,622)	2,453
Share of Income from Joint Venture	–	1,686	–	(220)	4(d)	1,466	–				–	1,466

Net income	$10,438	$8,489	$–	$526		$19,453	$2,092	$–	$2,527		$(14,157)	$9,915

NN, INC. AND PRECISION ENGINEERED PRODUCTS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2015

(In thousands)

	NN	PEP	Reclassification to Presentation of Historical PEP (Note 1)	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined
Assets
Current assets:
Cash	$21,409	$7,504	$–	$(11,683)	3(d)	$17,230
Accounts receivable, net	114,819	33,708	–	–		148,527
Inventories	87,928	28,426	–	6,424	3(e)	122,778
Other current assets	16,590	3,164	–	2,200	3(f)	21,954

Total current assets	240,746	72,802	–	(3,059)		310,489
Property, plant and equipment, net	272,047	52,198	–	7,830	3(g)	332,075
Goodwill, net	85,436	149,067	–	168,975	3(i)	403,478
Intangible asset, net	52,929	146,040	(1,521)	168,281	3(h)	365,729
Investment in Joint venture	38,240	–	–	–		38,240
Other non-current assets	19,542	–	1,521	6,363	3(j)	27,426

Total assets	708,940	420,107	–	348,390		1,477,437

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	63,616	11,006	–	–		74,622
Accrued salaries, wages and benefits	19,760	–	4,737	–		24,497
Current maturities of long-term debt	23,345	20,728	–	(38,228)	3(l)	5,845
Income taxes payable	5,057	–	315	(8,468)	3(o)	(3,096)
Current portion of obligations under capital lease	5,482	–	–	–		5,482
Other current liabilities	11,481	15,588	(5,052)	2,248	3(k)	24,265

Total current liabilities	128,741	47,322	–	(44,448)		131,615
Non-current deferred tax liabilities	48,238	60,299	–	61,639	3(k)	170,176
Long-term debt, net of current portion	335,938	174,016	–	311,285	3(l)	821,239
Obligations under capital lease, net of current portion	11,829	–	–	–		11,829
Other non-current liabilities	10,692	3,287	–	(954)	3(m)	13,025

Total liabilities	535,438	284,924	–	327,522		1,147,884
Total stockholders’ equity	173,502	135,183	–	20,868	3(n)	329,553

Total liabilities and stockholders’ equity	$708,940	$420,107	$–	$348,390		$1,477,437

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

As discussed elsewhere in this offering memorandum, on August 17, 2015, we entered into a stock purchase agreement with PEP Industries, LLC and Precision Engineered Products Holdings, Inc., or PEP, pursuant to which we agreed to purchase all of the outstanding capital stock of PEP. As a result of the Acquisition, PEP will become a wholly owned subsidiary of NN. The aggregate consideration to be paid in connection with the Acquisition is approximately $615.0 million in cash. PEP is a global manufacturer of highly engineered precision customized solutions. PEP has built a highly respected brand on which customers rely to solve their most difficult problems across diversified end markets. PEP serves a variety of end markets with a focus on the medical, electrical, transportation and aerospace end markets. PEP’s delivery of world class precision and technology to its customers and the end markets it participate in aligns with our strategic plan.

On July 1, 2015, we closed a public offering of shares of our common stock (the “2015 Equity Offering”). Through the 2015 Equity Offering, we sold a total of 7,590,000 shares of common stock at a public offering of $24.00 per share. The total net proceeds to us from the offering, after deducting underwriting discounts, commissions and offering expenses, was approximately $173.0 million.

Funds received from the New Senior Credit Facilities, the notes and the 2015 Equity Offering will be used, together with cash on hand, to finance the Purchase Price of the Acquisition, to pay certain fees and expenses in connection therewith and to refinance certain existing indebtedness of NN and PEP.

The pro forma financial statements included herein have been derived from the historical consolidated financial statements of us and PEP. In 2013, PEP adopted ASU 2014-02, Accounting for Goodwill (a consensus of the Private Company Council), which provides private companies with an accounting alternative for the subsequent measurement of goodwill. This alternative is not available to public business entities, therefore to align with our accounting policy, the amortization of goodwill previously recorded by PEP has been eliminated within the pro forma statements of income. Refer to Note 3(b) for further details.

Additionally, certain financial statement line items included in PEP’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation. These reclassifications are reported in the pro forma financial statements under the column titled “Reclassification to Presentation of Historical PEP” and as discussed in the following two paragraphs.

Within the pro forma statements of income, we have made certain changes in presentation to conform PEP’s financial presentation to our financial statement presentation. Depreciation expense, which was historically reflected in cost of products sold in PEP’s historical financial statements, has been reclassified and presented within the caption “depreciation and amortization.” Depreciation expense, which was historically reflected in selling, general and administrative expense in PEP’s historical financial statements has been reclassified and presented within the caption depreciation and amortization. Amortization expenses of goodwill and intangible assets, which were historically reflected in selling, general and administrative expense in PEP’s historical financial statements, have been reclassified and presented within the caption depreciation and amortization.

Within the pro forma balance sheet we have made the following reclassifications to conform PEP’s financial statement presentation to our financial statement presentation: deferred financing costs have been reclassified from the caption “intangible assets, net” to “other non-current assets;” accrued salaries, wages and benefits and income taxes payable have been reclassified from the caption “other current liabilities” to their own captions presented on the face of the balance sheet. Additionally, in preparing the condensed consolidated balance sheet for PEP within the pro forma financial statements, we aggregated the caption “revolver” within “current maturities of long-term debt;” we aggregated the captions “accrued expenses” and “current portion of contingent consideration” within the caption “other current liabilities;” and we aggregated the caption “long term contingent consideration, less current portion” with the caption “other non-current liabilities.” The reclassification and aggregations of these items had no significant impact on the historical total assets, total liabilities, or stockholders’ equity reported by us or PEP, respectively. The reclassifications and aggregations also did not impact the historical earnings from continuing operations.

Additionally, the pro forma financial statements give effect to the Autocam Merger, which was completed on August 29, 2014. Certain financial statement line items included in Autocam’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation. These reclassifications are reported in the pro forma financial statements under the column titled “Reclassification to Presentation of Historical Autocam” and as discussed in the following paragraph.

Within the pro forma statements of income, we have made certain changes in presentation to conform Autocam’s financial presentation to our financial statement presentation. Depreciation expense and loss (gain) on disposal of fixed assets which were historically reflected in cost of products sold in Autocam’s historical financial statements have been reclassified and presented within the captions depreciation and amortization and loss on disposal of assets, respectively. Depreciation expense, which was historically reflected in selling, general and administrative expense in Autocam’s historical financial statements, has been reclassified and presented within the caption depreciation and amortization. Additionally, stock based compensation expense reported under a separate caption with the same name was reclassified to the caption selling, general and administrative.

The Acquisition is recorded within the pro forma financial statements under the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the assets acquired and the liabilities assumed will be measured at estimated fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The unaudited pro forma adjustments included herein are preliminary. As of the date hereof, we have not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of PEP’s assets to be acquired, the liabilities to be assumed and the related allocation of purchase price. The final fair values of the assets acquired and liabilities assumed once finalized may differ materially from the information presented. Unless otherwise noted, all numbers contained in the pro forma financial statements are in thousands.

Acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The pro forma financial statements of the consolidated companies are based upon the historical information of the respective companies after giving effect to the Acquisition and adjustments described in these footnotes. The pro forma balance sheet is presented as if the Acquisition had occurred on June 30, 2015; the pro forma statements of income for the six-months ended June 30, 2015 and 2014 and for the year ended December 31, 2014, give effect to the Acquisition as if it occurred on January 1, 2014.

The pro forma financial statements do not reflect ongoing cost savings that we expect to achieve as a result of the Acquisition or the costs necessary to achieve these costs savings or synergies.

NOTE 2. CONSIDERATION TRANSFERRED AND PRELIMINARY PURCHASE PRICE ALLOCATION

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The estimated preliminary consideration transferred by us in the Acquisition is approximately $615.0 million in cash, excluding cash acquired and including the settlement of pre-acquisition PEP indebtedness. The estimated preliminary consideration transferred is subject to customary purchase price adjustments.

The following is a summary of the preliminary estimated fair values of the net assets acquired assuming the Acquisition closed on June 30, 2015:

Preliminary fair value of assets acquired and liabilities assumed
Current assets, excluding cash acquired	$73,922
Property, plant, and equipment, net	60,028
Intangible assets subject to amortization	312,800
Other non-current assets	3,321
Goodwill	318,042

Total assets acquired	768,113
Current liabilities	28,842
Non-current deferred tax liabilities	121,938
Other non-current liabilities	2,333

Total liabilities assumed	$153,113

Net assets acquired	$615,000

We have made preliminary allocation estimates based on the information known to us as of the date of this offering memorandum. We expect the final determination of the purchase price allocation will include, but not be limited to, valuations with respect to inventory, fixed assets, customer relationships, technology know how, trade names and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final, as-adjusted amounts allocated to assets acquired and liabilities assumed in the Acquisition will be based off the fair value of the net assets acquired at the Acquisition date and could differ materially from the preliminary amounts presented in these pro forma financial statements as of June 30, 2015. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed from those preliminary valuations presented in these pro forma financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these pro forma financial statements.

NOTE 3. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—PEP ACQUISITION

The unaudited pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

a)	Selling, general and administrative - Transaction related expenses recognized by us and PEP during the six months ended June 30, 2015 and the six month period ended June 26, 2015, respectively, and their related tax effects have been eliminated from the pro forma statements of income, as these items are directly attributable to the Acquisition and will not have an ongoing impact. No transaction costs were expensed or accrued by either us or PEP in our or PEP’s respective actual 2014 historical financial statements related to the Acquisition. The amounts excluded from the pro forma statements of income were $215 of expense incurred by us and $164 of expense incurred by PEP for a total adjustment of $379.

b)	Depreciation and amortization - Adjustment represents the preliminary depreciation and amortization expense associated with the change in fair value of the property and equipment and intangible assets recorded in relation to the Acquisition. For the year ended December 31, 2014, the six months ended June 30, 2015 and 2014, a pro forma adjustment for depreciation and amortization expense represented approximately $(2,584), $(1,931) and $20, respectively. The preliminary depreciation and amortization expense for the assets acquired is as follows:

	Preliminary fair value	Estimated weighted average life (years)	Depreciation expense for the year ended December 31, 2014	Depreciation expense for the six months ended June 30, 2015	Depreciation expense for the six months ended June 30, 2014
Land	$5,450	–	$–	$–	$–
Build and improvements	16,807	15	1,120	560	560
Machinery and equipment	37,771	10	3,777	1,889	1,889

Total	$60,028		4,897	2,449	2,449
Less PEP historical			3,488	2,046	1,617

Pro forma adjustment			$1,409	$403	$832

Depreciation expense has been estimated based upon the nature of activities associated with the property and equipment assets acquired. With other assumptions held constant, a 10% change in the fair value adjustment for property, plant and equipment would increase/decrease annual pro forma depreciation and amortization expense by approximately $490.

	Preliminary fair value	Estimated weighted average life (years)	Amortization expense for the year ended December 31, 2014	Amortization expense for the six months ended June 30, 2015	Amortization expense for the six months ended June 30, 2014
Customer relationships	$306,400	16	$19,150	$9,575	$9,575
Trade name	6,400	8	800	400	400

Total	$312,800		19,950	9,975	9,975
Less PEP historical amortization			(23,943)	(12,309)	(10,787)

Pro forma adjustments			$(3,993)	$(2,334)	$(812)

The estimated fair value of amortizable intangible assets is expected to be amortized over the preliminary estimated useful lives that will generally range from eight years for the trade name intangible assets and sixteen years for customer relationships, subject to the finalization of the purchase price allocation. The amortizable life for each category of asset was based on the duration of the estimated cash flows for each asset. The estimated amortizable life of customer relationships was determined after consideration of PEP’s historical customer buying and attrition patterns. With other assumptions held constant, a 10% change in the fair value adjustment for amortizable intangible assets would increase/decrease annual pro forma amortization by approximately $1,995.

In 2013, PEP adopted ASU 2014-02, Accounting for Goodwill, and amortized its historical goodwill. To conform to our accounting policies, an adjustment was made to eliminate amortization expense associated with PEP’s historical goodwill. For the year ended December 31, 2014 and the six months ended June 30, 2015 and 2014, a pro forma adjustment for depreciation and amortization expense represented approximately $(14,512), $(8,480) and $(7,256), respectively, and was included in the PEP historical amortization above. The pro forma adjustment has no impact on the provision (benefit) for income taxes as the amortization of goodwill is a permanent tax adjustment.

c)	Provision (benefit) for income taxes - The unaudited pro forma adjustment is calculated as follows:

	Year ended December 31, 2014	Six Months ended June 30, 2015	Six Months ended June 30, 2014
(Benefit) additional tax due to depreciation and amortization adjustment	$(4,175)	$(2,292)	$(2,547)
Additional tax due to the elimination of recognized transaction related costs	–	133	–

Total adjustment	$(4,175)	$(2,159)	(2,547)

To calculate the pro forma adjustment to provision (benefit) for income taxes due to additional depreciation and amortization for the year ended December 31, 2014 and the six months ended June 30, 2015 and 2014 the U.S. federal statutory tax rate of 35% has been applied to the unaudited pro forma depreciation and amortization adjustments and the transaction related expenses recognized by us and PEP during the six month period June 30, 2015.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

d)	Cash - Adjustment reflects the preliminary net adjustment to cash in connection with the Acquisition:

Cash consideration transferred, including cash acquired of $7,504	$(622,504)
Repayment of NN existing debt	(351,949)
Payment of estimated acquisition and financing related expenses	(30,032)
Proceeds of new borrowings, net of discount	819,750
Proceeds from sale of shares on July 1, 2015	173,052

Pro forma adjustment to cash	$(11,683)

The $30,032 of estimated transaction related expenses include $17,918 of financing fees, and $2,378 in insurance premiums for representation and warranty insurance and environmental insurance all of which will be capitalized in other non-current assets. Additionally, the total includes advisory and other transaction related costs of $9,736 which will be expensed as incurred.

e)	Inventories - The unaudited pro forma adjustment of $6,424 to inventory represents the step-up of PEP’s inventories balance to the preliminary estimated fair value. As raw materials inventory was assumed to be at market value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of finished goods inventory to be acquired was determined using the gross profit percentage of the overall product mix and the estimated cost to sell the finished goods. The preliminary fair value of work-in-process inventory also considered costs to complete inventory and estimated profit on these costs. The pro forma statements of income do not reflect the impact of the increase to cost of products sold of $6,424 for the estimated purchase accounting adjustment to inventory as this amount is directly related to the Acquisition and is not expected to have a continuing impact on our operations.

f)	Other current assets - The other current assets pro forma adjustment of $2,200 represents the current portion of the indemnification asset discussed in footnotes 3(j), other non-current assets below.

g)	Property, plant and equipment, net - The unaudited pro forma adjustment reflects the preliminary estimated fair value of property, plant and equipment recorded in relation to the Acquisition. Refer to Note 3(b) above for details related to the estimated fair value of property, plant and equipment. The preliminary estimated amounts assigned to property, plant and equipment are as follows:

Preliminary estimated fair value	$60,028
Less: PEP book value of property and equipment, net	(52,198)

Pro forma adjustment to property and equipment, net	$7,830

h)	Intangible assets, net - The unaudited pro forma adjustment reflects the preliminary estimated fair market value of identifiable intangible assets acquired in relation to the Acquisition. Refer Note 3(b) above for details related to the preliminary estimated fair value and related amortization expense of the intangible assets. The preliminary estimated amounts assigned to the identifiable intangible assets are as follows:

Estimated fair value	$312,800
Less: PEP book value of intangible assets, net	(144,519)

Pro forma adjustment to intangible assets, net	$168,281

i)	Goodwill, net - The unaudited pro forma adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 2 above. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, NN will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies from raw material cost and procurement savings, manufacturing and supply chain process efficiency improvements and cost reductions across a larger business and increased revenues from access to strategically important end markets. The goodwill is not expected to be deductible for tax purposes. The preliminary estimated pro forma adjustment to goodwill is calculated as follows:

Preliminary purchase price at June 30, 2015	$615,000
Less: Fair value of net assets to be acquired	(296,958)

Total estimated goodwill	318,042
Less: PEP goodwill	(149,067)

Pro forma adjustment to goodwill	$168,975

j)	Other non-current assets - The unaudited pro forma adjustment of $6,872 to other non-current assets is comprised of the following adjustments:

Estimated new deferred financing costs	$17,918
Estimated prepaid insurance premiums	2,378
Indemnification asset—non-current portion	1,800
Less: NN unamortized deferred financing costs	(14,212)
Less: PEP unamortized deferred financing costs	(1,521)

Pro forma adjustment	$6,363

This balance includes $2,378 of estimated prepaid insurance premiums for representation and warranty and environmental insurance. These insurance policies will be taken out as a direct result of the acquisition to cover potential breaches in seller representations and warranties and potential existing adverse environmental conditions unknown to buyer and seller at the date of closing. Also, we are entitled to indemnification, to the extent required, for payments up of to $5.0 million related to the potential earn out contingent liability (the “Earn out Liability”) owed to certain persons that had previously sold certain business units to PEP. This balance includes $1,800 representing the non-current portion of the related indemnification asset.

k)	Deferred tax liabilities - The unaudited pro forma adjustment reflects the change in net deferred income liabilities arising from preliminary estimated fair value adjustments to PEP’s assets to be acquired and liabilities to be assumed by us in the Acquisition. Deferred income taxes arising from the preliminary estimated fair value adjustments for acquired inventory, properties plant and equipment and intangible assets have been calculated by applying the statutory U.S. tax rate of 35% to the related fair value adjustments.

	Adjustment to Asset Acquired	Current Deferred Tax Liability	Noncurrent Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$168,281	$–	$58,898
Estimated fair value adjustment to inventory	6,424	2,248	–
Estimated fair value adjustment of property, plant and equipment acquired	7,830	–	2,741

Deferred tax liabilities related to estimated fair value adjustments		$2,248	$61,639

l)	Long-term debt - In connection with the Acquisition, we intend to incur $825,000 in long term debt, consisting of the New Senior Credit Facilities and the notes. The proceeds of this debt will be used to pay a portion of the Purchase Price, to repay existing indebtedness and to pay fees and expenses in connection with the Acquisition. The pro forma adjustment also reflects repayment of pre-existing PEP indebtedness concurrent with the Acquisition.

The unaudited pro forma adjustments to debt are classified between short-term borrowings (due within one year) and long-term borrowings as follows:

	New Debt entered into by NN for Acquisition	Debt Refinanced by NN related to the Acquisition	Debt paid off by PEP from proceeds of the Acquisition	Total Pro Forma Adjustment
Current maturities of long-term debt	$–	$(17,500)	$(20,728)	$(38,228)
Long-term debt, net of current portion		(334,449)	(174,016)	(508,465)
New Term Loan Credit Facility, net of discount	519,750			519,750
Notes offered hereby	300,000			300,000

Total Debt	$819,750	$(351,949)	$(194,744)	$273,057

m)	Other non-current liabilities - Certain officers and key managers of PEP were members of a supplemental retirement plan. Concurrent with the Acquisition, amounts accrued under this Plan will be paid reducing the liability to zero from $954.

n)

Stockholders’ equity - The pro forma balance sheet reflects the elimination of PEP’s historical equity balances partially offset by proceeds received on July 1, 2015 from sale of 7,590,000 shares of our common stock with net proceeds of $173,052. Additionally, the adjustment to equity includes estimated acquisition-related fees and expenses of approximately $16,783 (net of $8,350 tax benefit associated with the acquisition-related fees and expenses) expected to be incurred upon completion of the Acquisition. These estimated transaction costs have been excluded from the pro forma statements of income as they reflect charges directly attributable to the Acquisition and will not have a continuing impact on our operations. The unaudited pro forma adjustment to stockholders’ equity is calculated as follows:

Elimination of historical PEP stockholders equity	$(135,183)
Impact of issuance of common stock on July 1, 2015	173,052
Estimated transaction fees expected to be incurred, net of tax	(17,001)

Total adjustment	$20,868

o)	Income taxes payable - Income taxes payable were reduced by $8,468 for the tax benefits associated with the acquisition-related fees and expenses incurred that are directly attributable to the Acquisition.

NOTE 4. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—AUTOCAM MERGER

The unaudited pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

a)	Selling, general and administrative - Transaction related expenses recognized by us and Autocam during the twelve months ended December 31, 2014 and the six months ended June 30, 2014 and their related tax effects have been eliminated from the pro forma statements of income, as these items are directly attributable to the Autocam Merger and will not have an ongoing impact. The amounts excluded from the pro forma statement of income were $9,248 of expense incurred by us and $4,760 of expense incurred by Autocam for a total adjustment of $14,008 for the year ended December 31, 2014; $568 of expense incurred by us and $176 of expense incurred by Autocam for a total adjustment of $744 for the six months ended June 30, 2014.

b)	Depreciation and amortization - Adjustment represents the depreciation and amortization expense associated with the change in fair value of the property and equipment and intangible assets recorded in relation to the Autocam Merger completed August 29, 2014 in order to give pro forma effect for the Autocam Merger to the historical NN financials. For the year ended December 31, 2014 and the six months ended June 30, 2014, a pro forma adjustment for depreciation and amortization expense represented approximately $(501) and $(377), respectively. The year ended December 31, 2014 adjustments represent the pro forma amount through August 29, 2014, the closing date of the Autocam Merger. The depreciation and amortization expense for the assets acquired is as follows:

	Fair value	Estimated weighted average life (years)	Depreciation expense for the period ended August 29, 2014	Depreciation expense for the six months ended June 30, 2014
Land	$1,992	–	$–	$–
Build and improvements	7,267	15	323	242
Leasehold improvements personal property	5,547	8	462	347
Machinery and equipment	124,482	10	8,299	6,224
Computer	1,252	3	278	209
Furniture and fixtures	1,537	7	146	110

Total	$146,565		9,509	7,131
Less Autocam historical depreciation			12,427	9,321

Pro forma adjustment			$(2,918)	$(2,190)

	Fair value	Estimated weighted average life (years)	Amortization expense for the period ended August 29, 2014	Amortization expense for the six months ended June 30, 2014
Customer relationship	$46,200	15	$2,053	$1,540
Trade name	4,100	15	182	137
Leaseholds	1,360	5	181	136

Total	$51,660		2,417	1,813
Less Autocam historical amortization			–	–

Pro forma adjustments			$2,417	$1,813

c)	Provision (benefit) for income taxes—The unaudited pro forma adjustment is calculated as follows:

	Year ended December 31, 2014	Six months ended June 30, 2014
Additional tax due to depreciation and amortization adjustment	$131	$107
Additional tax due to the elimination of recognized transaction related costs	2,298	268

Total adjustment	$2,429	$375

To calculate the pro forma adjustment to provision (benefit) for income taxes due to additional depreciation and amortization for the year ended December 31, 2014 and the six months ended June 30, 2014, Autocam’s blended global effective rate of 26% and 28%, respectively, have been applied to the unaudited pro forma depreciation and amortization adjustments. The blended rates were used as these expenses are expected to be incurred both in and outside of the United States.

Transaction related expenses recognized by us and Autocam during the year ended December 31, 2014 and the six month period ended June 30, 2014, have been eliminated from the pro forma statements of income using the NN and Autocam U.S. blended statutory rate of 36% and 35%, respectively.

d)	Shared income from joint venture - The pro forma adjustment represents the amortization and depreciation from the purchase price allocation related to the step-up in value of the assets of our Chinese joint venture as part of the Autocam purchase price allocation.

NOTE 5. REFINANCING TRANSACTIONS

As a result of entering into the New Senior Credit Facilities and the offering of the notes, an adjustment was made to the unaudited pro forma condensed combined statements of income to reflect the additional expense that would have been incurred during the historical periods presented assuming the Acquisition had occurred as of January 1, 2014 for the year ended December 31, 2014 and the six months ended June 30, 2015 and 2014. The additional interest expense to be incurred by us as a result of the new borrowings is as follows:

Composition of new debt and related interest expense	Debt	Interest expense for the year ended December 31, 2014	Interest expense for the six months ended June 30, 2015	Interest expense for six months ended June 30, 2014
Total new debt and related interest expense	$825,000	$52,815	$26,407	$26,407
Amortization of new debt issuance costs and debt discount		3,280	1,640	1,640

Total		$56,095	$28,047	$28,047

Less: NN’s historical interest expense on debt refinanced including amortization of deferred financing costs		(11,929)	(11,276)	(1,439)
Less: PEP’s interest expense on debt repaid including amortization of deferred financing costs		(9,144)	(4,614)	(4,329)
Less: Autocam’s interest expense and debt repaid		(668)	(–)	(500)

Pro forma adjustment to interest expense		$34,354	$12,157	$21,779

Pro forma adjustment to provision (benefit) to income taxes		$(12,025)	$(4,255)	$(7,622)

A change of 1/8% (12.5 basis points) in the interest rate would result in an aggregate change of $1,031 in annual interest expense for the New Term Loan Credit Facility and the notes.

To calculate the pro forma adjustment to provision (benefit) for income taxes due to additional interest expense, the U.S. federal statutory tax rate of 35% has been applied to the pro forma interest expense adjustments. The U.S. statutory rates were used as the additional interest expense resulting from the Acquisition is expected to be incurred in the U.S.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS—PEP

The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of PEP and the notes thereto and Selected Financial Data of PEP included elsewhere in this offering memorandum. PEP’s historical operating results and percentage relationships among any amounts included in PEP’s consolidated financial statements are not necessarily indicative of trends in operating results for any future period. Unless otherwise noted herein, all amounts are in thousands.

Overview and Management Focus

PEP’s strategy and management focus is based upon the following long-term objectives:

•	Overall organic and acquisitive growth

•	Organic and acquisitive growth within medical and FDA-compliant devices.

•	Improved margins

•	Increased wallet share with existing customers

•	Introduction of new niche technologies that can generate higher margins and minimize competition

•	Enhanced product development capabilities

PEP’s management generally focuses on these trends and relevant market indicators:

•	Global industrial growth and economics

•	Global automotive production rates and housing starts

•	Costs subject to the global inflationary environment, including, but not limited to:

•	Precious metals

•	Raw material

•	Wages and benefits, including health care costs

•	Regulatory compliance

•	Energy

•	Medical device outsourcing

•	Drug delivery methods and applications

•	Raw material availability

•	Trends related to the geographic migration of competitive manufacturing

•	Regulatory environment for U.S. companies

PEP’s management generally focuses on the following key indicators of operating performance:

•	Sales growth

•	Cost of products sold

•	Selling, general and administrative expense

•	Income from operations

•	Net income

•	Earnings before interest, tax, depreciation and amortization (EBITDA)

•	Cash flow from operations and capital spending

•	Customer service reliability

•	External and internal quality indicators

•	Employee development

•	Productivity, including value-added/man-hour, efficiency metric, units/man-hour

•	Customer satisfaction

Critical Accounting Policies

PEP’s significant accounting policies, including the assumptions and judgment underlying them, are disclosed in Note 1 of the notes to PEP’s consolidated financial statements for the years ended December 31, 2014 and 2013. These policies have been consistently applied in all material respects and address such matters as revenue recognition, inventory valuation and asset impairment recognition. Due to the estimation processes involved, PEP’s management considers the following summarized accounting policies and their application to be critical to understanding PEP’s business operations, financial condition and results of operations. PEP cannot assure you that actual results will not significantly differ from the estimates used in these critical accounting policies.

Business Combinations

PEP allocates the total purchase price of the acquired tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the business combination date, with the excess purchase price recorded as goodwill. The purchase price allocation process requires PEP’s management to use significant estimates and assumptions, including fair value estimates, as of the business combination date. Although PEP’s management believes the assumptions and estimates they have made are reasonable and appropriate, they are based in part on historical experience and information obtained from management of the acquired company, in part based on valuation models that incorporate projections of expected future cash flows and operating plans and are inherently uncertain. Valuations are performed by PEP’s management or third party valuation specialists under PEP’s management’s supervision. In determining the fair value of assets acquired and liabilities assumed in business combinations, as appropriate, PEP’s management may use one of the following recognized valuation methods: the income approach (including discounted cash flows from relief from royalty and excess earnings model), the market approach and/or the replacement cost approach.

Examples of significant estimates used to value certain intangible assets acquired include, but are not limited to, the following:

•	sales volume, pricing and future cash flows of the business overall;

•	future expected cash flows from customer relationships and other identifiable intangible assets, including future price levels, rates of increase in revenue and appropriate attrition rate;

•	the acquired company’s brand and competitive position, royalty rate quantum, as well as assumptions about the period of time the acquired brand will continue to benefit to the combined company’s product portfolio; and

•	cost of capital, risk-adjusted discount rates and income tax rates.

However, different assumptions regarding projected performance and other factors associated with the acquired assets may affect the amount recorded under each type of assets and liabilities, mainly between property plant and equipment, intangibles assets, goodwill and deferred income tax liabilities and subsequent assessment could result in future impairment charges. The purchase price allocation process also enables PEP’s management to refine these estimates over a measurement period not to exceed one year to reflect new information obtained surrounding facts and circumstances existing at acquisition date.

Goodwill and Acquired Intangibles

PEP accounts for acquired goodwill and intangible assets in accordance with applicable accounting guidance for business combinations, goodwill, and other intangible assets, which involves judgment with respect to the determination of the purchase price and the valuation of the assets acquired and liabilities assumed in order to determine the residual amount of goodwill. PEP’s management believes that the estimates that it has used to record its acquisitions are reasonable and in accordance with the applicable accounting guidance.

In 2013, PEP elected to adopt Accounting Standards Update (ASU) 2014-02, Accounting for Goodwill (a consensus of the Private Company Council), effective January 1, 2013. ASU 2014-02 allows private companies to elect to amortize goodwill on a straight-line basis over ten years and perform a simpler one-step impairment test at either the entity level or the reporting unit level. Accordingly, PEP began amortizing its acquired goodwill from past acquisitions over a ten-year period effective January 1, 2013, and recorded amortization expense. Further, PEP has evaluated the carrying value of goodwill and determined that no impairment existed at its annual evaluation dates of June 27, 2015.

Under the applicable accounting guidance, intangible assets determined to have an indefinite useful life are not amortized; instead, these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. PEP has evaluated the carrying value of its indefinite-lived intangible assets and determined that no impairment existed at its annual evaluation dates at June 27, 2015.

PEP’s management reviews its definite-lived long-lived assets for impairment in accordance with the applicable accounting guidance. If facts and circumstances indicate that PEP’s definite-lived long-lived assets might be impaired, the estimated future undiscounted cash flows associated with the definite-lived long-lived asset (group) would be compared to its carrying amount to determine if the asset (group) is recoverable. If a write-down is required, the amount is determined by estimation of the fair value of the asset (group). To date, PEP has not identified any indicators of impairment. Amortization expense related to the definite-lived intangible assets is computed on an accelerated basis based on the projected economic benefit from the related underlying assets over their estimated useful lives or on a straight line basis over their estimated useful lives.

Income Taxes.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The calculation of tax assets, liabilities, and expenses under U.S. GAAP is largely dependent on PEP’s management’s judgment of the current and future deductibility and utilization of taxable expenses and benefits using a more likely than not threshold. Specifically, the realization of deferred tax assets and the certainty of tax positions taken are largely dependent upon management weighting the current positive and negative evidence for recording tax benefits and expenses. Additionally, many of PEP’s positions are based on future estimates of taxable income and deductibility of tax positions.

Impairment of Long-Lived Assets.

PEP’s long-lived assets include property, plant and equipment. The recoverability of the long-term assets is dependent on the performance of the companies which PEP has acquired or built, as well as the performance of the markets in which these companies operate. In assessing potential impairment for these assets, PEP will consider these factors as well as forecasted financial performance based, in large part, on management business plans and projected financial information which are subject to a high degree of management judgment and complexity. Future adverse changes in market conditions or adverse operating results of the underlying assets could result in having to record additional impairment charges not previously recognized.

Six Months Ended June 26, 2015 Compared to the Six Months Ended June 27, 2014

Factors That May Influence Results of Operations

The following is a description of factors that have influenced PEP’s six months ended June 26, 2015 results of operations that PEP’s management believes are important to an understanding of its business and results of operations.

2014 and 2015 Acquisitions

During the year ended December 31, 2014, PEP completed the acquisition of two companies. PEP acquired CT Plastics for a purchase price of $14.0 million on May 17, 2014, and APP for a purchase price of $32.5 million on August 29, 2014. On April 29, 2015, PEP acquired Trigon for a purchase price of $38.6 million. In an effort to enhance the comparability of the current and prior year periods, PEP has aggregated into “acquisitions” within each financial line item comparison below, the impacts of the three acquisitions.

OVERALL RESULTS

	Consolidated PEP
	Six Months Ended June 26,	Six Months Ended June 27,
(In Thousands of Dollars)	2015	2014	Change
Net sales	$117,070	$95,521	$21,549
Acquisitions				16,240
Volume				6,834
Price precious metals markets				(1,525)
Cost of products sold (exclusive of depreciation and amortization shown separately below)	74,622	62,501	12,121
Acquisitions				11,391
Fair value of step up in inventory				666
Volume				1,390
Price precious metals markets				(1,326)
Selling, general and administrative	9,790	8,937	853
Acquisitions				2.359
Professional and other fees related to acquisitions				282
Change in fair value of contingent consideration				(2,000)
Increase in spending				212
Depreciation and amortization	14,355	12,404	1,951
Acquisitions				1,739
Increase in expense				212

Income from operations	$18,303	$11,679	$6,624
Interest expense	4,614	4,329	285
Other expense, net	500	500	–
Provision for income taxes	6,688	4,758	1,930

Net income	$6,501	$2,092	$4,409

Net Sales. Net sales increased during the first half of 2015 from the first half of 2014 principally due to sales from the companies acquired in 2015 and 2014 and increased sales volume. CT Plastics and APP were acquired on March 17, 2014 and August 29, 2014, respectively. Trigon was acquired on April 29, 2015.

Cost of Products Sold (exclusive of depreciation and amortization shown separately below). Cost of products sold was primarily impacted by the addition of production costs added with the three companies acquired during 2015 and 2014, as discussed above. In 2015, cost of products sold was increased for fair value of step up in inventory at Trigon. Additionally, the total was impacted by increased production costs at those units that experienced higher sales volumes, as discussed above.

Selling, General and Administrative (exclusive of depreciation and amortization shown separately below). The majority of the increase during 2015 was due to the selling, general and administrative costs carried over from the companies acquired in 2015 and 2014 subsequent to the first half of 2014 and increased sales volume. Additionally, acquisition related expenses, and expenses related to the anticipated sale of PEP to NN, and the change in the estimated fair market value of the Trigon contingent earn-out which decreased expenses by $2,000 based upon changes in forecast of the acquired business, was recorded in 2015.

Depreciation and amortization. The increase in 2015 was due to depreciation and amortization from the three acquisitions closed in 2015 and 2014. The additional depreciation and amortization includes the related step-ups of certain property, plant and equipment to fair value and the addition of intangible assets principally for customer relationships and trade names related to the purchase price allocation of the new acquisitions.

Interest expense. Interest expense increased in 2015 from the interest on the debt PEP undertook to complete the three acquisitions in 2015 and 2014.

Provision for Income Taxes. For the six months ended June 30, 2015 and June 30, 2014 we recorded an income tax expense of $6,688 and $4,758, respectively, resulting in an effective tax rate of 50.7% and 69.5%, respectively. The difference between the U.S. federal statutory tax rate and the effective tax rate was primarily attributable to goodwill that is being amortized for financial reporting purposes but is not deductible for tax purposes and the domestic manufacturing deduction.

Three Year Period Ended December 31, 2014

The following table sets forth for the periods indicated selected financial data and the percentage of PEP’s net sales represented by each income statement line item presented.

	As a Percentage of Net Sales Year ended December 31,
	2014	2013	2012
Net sales	100.0%	100.0%	100.0%
Cost of product sold (exclusive of depreciation and amortization shown separately below)	64.3	66.7	67.3
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	8.3	7.8	6.9
Depreciation and amortization expense	13.4	14.0	6.4

Income from operations	14.0%	11.5%	19.4%
Interest expense	4.5	4.9	5.3
Other expense, net	1.7	0.9	0.8

Income before provision for income taxes	7.8	5.7	13.3
Provision for income taxes	5.6	5.1	5.1

Net income	2.2%	0.6%	8.2%

Sales Concentration

Sales to one customer accounted for approximately 18% of consolidated net sales in 2014. During 2014, sales to PEP’s ten largest customers accounted for approximately 43% of PEP’s consolidated net sales. None of PEP’s other customers individually accounted for more than 10% of PEP’s consolidated net sales for 2014. The loss of all or a substantial portion of sales to these customers would cause PEP to lose a substantial portion of its revenue and have a corresponding negative impact on its operating profit margin due to the operational leverage these customers provide. This could lead to sales volumes not being high enough to cover PEP’s current cost structure or to provide adequate operating cash flows or cause PEP to incur additional restructuring and/or impairment costs. Due to the high engineered nature and volume of PEP’s products, PEP’s management believes it would be difficult for any of PEP’s top ten customers to take a significant portion of its business away in the short term.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013.

The year ended December 31, 2014, was significantly impacted by certain costs related to the CT Plastics and APP acquisitions. The net after tax impact of these costs was $1,675. The following is a summary of these costs:

$1,535	Reported within Other Expenses are acquisition and other related costs for third party legal, accounting, valuation, consulting, environmental, credit rating agencies and bank fees
635	Reported in Other Expenses is the fair value step-up in inventory sold
310	Reported in Other Expenses is share based compensation related to vest Tier 1 Units
805	Tax benefits of above expenses that are tax deductible

$1,675	Total

OVERALL RESULTS

(In Thousands of Dollars)	2014	2013	Change
Net sales	$203,967	$178,441	$25,526
Acquisitions				12,586
Volume				19,015
Price precious metals markets				(6,075)
Cost of products sold (exclusive of depreciation and amortization shown separately below)	131,121	119,092	12,029
Acquisitions				8,056
Volume				9,256
Price precious metals markets				(5,283)
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	16,909	13,908	3,003
Acquisitions				2,125
Increase in spending				878
Depreciation and amortization	27,431	24,905	2,524
Acquisitions				3,825
Net decrease in expense				(1,301)

Income from operations	28,506	20,536	7,970
Interest expense	9,144	8,752	392
Other expense, net	3,480	1,695	1,785

Income before provision for income taxes and share of net income from joint venture	15,882	10,089	5,793
Provision for income taxes	11,366	9,152	2,214
Net income	$4,516	$937	$3,579

Net Sales. Net sales increased during 2014 compared to 2013 principally due to sales from the two companies acquired in 2014 and organic growth. Net sales reported for 2014 includes 8.5 months of CT Plastics and four months of APP. Additionally, net sales increased due to greater organic growth in FDA-compliance devices. PEP has continued to benefit from improved market share with its existing customers.

The reduction in price and precious metals raw material pass-through (in 2014 compared to 2013) was driven mainly by lower average precious metal markets in PEP’s businesses, which led to lower pass-through to PEP’s customers.

Cost of Products Sold (exclusive of depreciation and amortization shown separately below). Cost of products sold was primarily impacted by the addition of production costs added with the two companies acquired in 2014 as discussed above. Additionally, PEP experienced increased production costs with higher sales volumes, as discussed above. These increases were partially offset by lower precious metal markets as discussed above.

Selling, General and Administrative (exclusive of depreciation and amortization shown separately below). The majority of the increase was due to the selling, general and administrative costs as a result of the two companies acquired in 2014.

Depreciation and Amortization. The increase in depreciation and amortization was due to adding depreciation and amortization from the two acquisitions closed during 2014 including the related step-ups of certain property, plant and equipment to fair value and the addition of intangible assets related to the purchase price allocation.

Interest expense. Interest expense increased $392 in 2014 compared to 2013 due to higher than average principal balances outstanding in the period from an incremental term loan of $66,000 dated March 12, 2013 which was incurred to fund a dividend.

Other Expenses. Acquisition and other related costs are third party legal, accounting, valuation, consulting, environmental, credit rating agencies and bank fees incurred directly related to the two acquisitions.

Provision for Income Taxes. For year ended December 31, 2014 and December 31, 2013, we recorded an income tax expense of $11,366 and $9,152, respectively, resulting in an effective tax rate of 71.6% and 90.7%, respectively. The difference between the U.S. federal statutory tax rate and the effective tax rate was primarily attributable to goodwill that is being amortized for financial reporting purposes but is not deductible for tax purposes and the domestic manufacturing deduction.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012.

OVERALL RESULTS

(In Thousands of Dollars)	2013	2012	Change
Net sales	$178,441	$201,478	$(23,037)
Volume				(13,902)
Price precious metals markets				(9,135)
Cost of products sold (exclusive of depreciation and amortization shown separately below)	119,092	135,646	(16,554)
Volume				(8,611)
Price precious metals markets				(7,943)
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	13,908	13,820	85
Increase in spending				85
Depreciation and amortization	24,905	12,818	12,090
Adoption of goodwill amortization				13,667
Net decrease in depreciation expense				(1,577)

Income from operations	20,536	39,194	(18,658)
Interest expense	8,752	10,640	(1,888)
Other expense, net	1,695	1,632	63

Income before provision for income taxes	10,089	26,922	(16,833)
Provision for income taxes	9,152	10,250	(1,098)

Net income	$937	$16,672	$(15,735)

Net Sales. Net sales decreased during 2013 compared to 2012 principally due to a decrease in sales volumes and a reduction in precious metal markets. The reduction in price and precious metals raw material pass through in 2013 compared to 2012 was driven mainly by lower average precious metal markets in our business, which led to lower pass-through to our customers.

Cost of Products Sold (exclusive of depreciation and amortization shown separately below). PEP experienced decreased production costs corresponding with lower sales volumes, as discussed above which was further decreased by lower precious metal markets as discussed above.

Selling, General and Administrative (exclusive of depreciation and amortization shown separately below). PEP experience an immaterial increase in travel, advertising and professional fees in 2013 compared to 2012.

Depreciation and Amortization. Depreciation and amortization expense increased significantly during 2013 compared to 2012 principally due to the increase in amortization expense related to acquired goodwill. In 2013, PEP elected to adopt Accounting Standards Update (ASU) 2014-02, Accounting for Goodwill (a consensus of the Private Company Council), effective January 1, 2013. ASU 2014-02 allows private companies to elect to amortize goodwill on a straight-line basis over ten years. Accordingly, PEP began amortizing its acquired goodwill from past acquisitions over a ten-year period effective January 1, 2013, and recorded amortization expense.

Interest Expense. The reduction in interest expense was due to the reduction in the interest rate charged on PEP’s term loan effective with the September 2012 amendment and from lower overall debt levels at the beginning of 2013 compared to 2012 in addition to a reduction in PEP’s deferred financing amortization.

Other Expenses. Other related costs are legal, accounting, credit rating agencies and bank fees related to a dividend.

Provision for Income Taxes. For year ended December 31, 2013 and December 31, 2012 we recorded an income tax expense of $9,152 and $10,250, respectively, resulting in an effective tax rate of 90.7% and 38.1%, respectively. The difference between the U.S. federal statutory tax rate and the effective tax rate was primarily attributable to goodwill that is being amortized for financial reporting purposes but is not deductible for tax purposes, which became effective January 1, 2013.

Changes in Financial Condition from December 31, 2014 to June 26, 2015.

From December 31, 2014 to June 26, 2015, PEP’s total assets increased $35,178 and PEP’s current assets increased $176.

The acquisition of Trigon added $3,718 in current assets and $54,226 in total assets. Cash decreased by $6,841 primarily from the acquisition of Trigon. There is contingent earn-out of $10,611 related to this acquisition. As a part of PEP’s accounting for this acquisition, the estimated fair value of this contingent consideration on April 29, 2015 was determined to be $6,000, which was recorded in goodwill and current and long-term liabilities. As of June 26, 2015, the estimated fair market value of the contingent earn-out decreased to approximately $4,000, based upon changes in forecast of the acquired business.

From December 31, 2014 to June 26, 2015, PEP’s total liabilities increased $28,575 primarily related to the contingent earn-out for Trigon at the fair value of $4,000 as of June 26, 2015, an increase in borrowings under the revolver of $18,900 related to the acquisition of Trigon, and an increase in deferred taxes of $6,444 related to the acquisition of Trigon, as discussed above.

Working capital, which consists principally of cash, accounts receivable and inventories offset by accounts payable, accrued expenses, earn-out liability, current maturities of long-term debt was $25,480 at June 26, 2015, compared to $46,334 at December 31, 2014. The decrease in working capital of $20,854 was due primarily to an increase in working capital from the acquisition of $2,764, a decrease in cash of $6,841, an increase in the revolver for $18,900 and increase in the short term earn-out liability of $2,200.

Cash provided by operating activities was $14,645 in the first half of 2015 compared with cash provided by operations of $13,926 in the first half of 2014. The increase was due to the acquisitions and the increase in net income from increased sales volumes.

Cash used by investing activities was $39,930 in the first half of 2015 compared with cash used by investing activities of $15,549 in the same period of 2014. The higher spending on acquisitions related to Trigon for $38,561 in 2015 and CT Plastic for $14,000 in 2014.

Cash provided by financing activities was $18,444 in the first half of 2015, compared with cash used by financing activities of $254 during the same period in 2014. The difference was primarily related to using the revolver to fund the acquisitions of Trigon.

Changes in Financial Condition from December 31, 2013 to December 31, 2014.

From December 31, 2013 to December 31, 2014 PEP’s total assets increased $14,291 and PEP’s current assets decreased $8,920. The vast majority of the increase in total assets was acquired of $50,100, and the related preliminary fair value step-ups, offset by $46,855 in cash paid, for the two acquisitions completed in 2014.

The accounts receivable balance at December 31, 2014, was higher by $4,685 primarily due to acquisitions of $3,234 and higher sales volumes.

PEP’s inventory balance increased $6,314 due to acquisitions of $3,901 and higher sales volumes.

From December 31, 2013 to December 31, 2014, PEP’s total liabilities increased $9,473. The majority of the increase was from the two acquisitions in 2014 and $2,959 of liabilities assumed related to the two acquisitions completed in 2014, deferred taxes $2,794 and increased sales volumes.

Working capital, which consists principally of cash, accounts receivable and inventories offset by accounts payable and current maturities of long-term debt, was $46,334 at December 31, 2014 as compared to $48.898 at December 31, 2013. This decrease in working capital was due primarily to a decrease in cash of $16,979 and decrease in the current portion of long term debt of $14,143, acquired working capital of $5,089 from the two acquisitions completed in 2014.

Cash provided by operating activities was $33,131 in 2014 compared with cash provided by operations of $29,688 in 2013. The increase in cash provided by operations was primarily due to the increase in net income of $3,579 resulting from the increase in sales volume.

Cash used by investing activities was $49,958 in 2014 compared with cash used by investing activities of $1,677 in 2013. The difference was primarily due to the $46,855 in cash paid for the two acquisitions in 2014.

Cash used by financing activities was $152 in 2014, compared with cash used by financing activities of $26,514 in 2013. The difference was primarily related to an incremental term loan of $40,000 used to fund a dividend of $66,000 in 2013.

Liquidity and Capital Resources

Amounts outstanding under PEP’s $160,000 term loan facility, incremental $40,000 term loan facility and PEP’s $30,000 revolver as of December 31, 2014 were $176,301 in the aggregate. As of December 31,

2014, the entire revolver was available. All of PEP’s indebtedness and commitments with respect thereto will be repaid in connection with the Acquisition.

PEP’s arrangements with PEP’s domestic customers typically provide that payments are due within 30 to 60 days following the date of PEP’s shipment of goods.

PEP invoices and receives approximately 95% of payments from its customers in U.S. dollars.

During 2015, PEP expects to spend approximately $3,400 on capital expenditures, the majority of which relate to new or expanded business. PEP’s management believes that funds generated from operations will be sufficient to finance its capital expenditures and working capital needs through December 2015.

Off-Balance Sheet Arrangements

PEP has consignment agreements to obtain precious metals, primarily silver, for its operations and to eliminate its exposure to market fluctuations in commodity prices. These consignment arrangements are with commercial lenders and may be terminated by either party upon 90 days’ notice. At December 31, 2014, PEP had $6,366 of precious metals on consignment. The consignment is secured by the precious-metals inventory, which is not included as a component of inventories in the consolidated balance sheets.

PEP BUSINESS

Overview

PEP is a global manufacturer of highly engineered precision customized solutions serving the medical, electrical, transportation and aerospace end markets. PEP has built a highly respected brand on which customers rely to solve their most difficult problems across diversified end markets. PEP combines in-depth materials science expertise with advanced engineering and production capabilities to design and manufacture a broad range of high-precision metal and plastic components, assemblies, and finished devices.

PEP’s diverse base of blue chip customers rely on its unique range of capabilities to ensure their products fulfill critical functionality and performance requirements precision applications. PEP serves the following end markets:

Medical and FDA-Compliant Devices

PEP manufacturers a variety of components, assemblies and instruments for medical, surgical and FDA-compliant markets such as surgical knives, bioresorbable implants, surgical staples, orthopedic system tools, laparoscopic devices, drug delivery devices and catheter components. Medical device companies are increasingly outsourcing product design development and manufacturing to key providers. By offering its customers turnkey solutions and high-touch customer support, PEP offers comprehensive product control and OEM product capabilities.

Growth in the medical devices market will be driven primarily by an aging population, increases in healthcare spending and continued advancements in medical technology. In 2013, the market was valued at approximately $360 billion and is expected to grow to approximately $550 billion by 2020. Volume in the global medical devices market is primarily driven by demographics, surgery techniques, lifestyle habits and health expenditures. As the population ages, higher volumes of medical devices are needed. The 65 and over population is expected to increase by more than 30% in the U.S. over the next ten years and by 300% in China by 2050. The market is also trending towards minimally invasive surgery, which requires innovative, high-precision devices. Precision surgeries are being preferred in order to reduce stays in hospitals, lower the instances of infection and reduce the cost of post-operative care.

Electrical Controls and Power Distribution

PEP’s electrical controls products are used in electro–mechanical and industrial electronics end markets. PEP is a leading provider and expert in residential, commercial and industrial electrical contacts. PEP’s expertise in material science, stamping, machining, surface finishing, and injection molding processes has enabled it to maintain strong relationships with key electrical control customers. PEP supplies a wide range of legacy products to these customers, including electrical contacts, connectors, contact assemblies and precision stampings.

The U.S. electrical controls market is closely related to industrial production, construction and electric power consumption. The industrial sector is one of the largest consumers of electricity and, as a result, electrical equipment. Over the next five years, U.S. industrial production is expected to grow slightly. Residential and consumer construction drive demand in the market, which is expected to grow approximately 8% in 2015 and 2016. Similarly, the demand for electric power drives demand for electrical equipment and controls, and electric power consumption in the U.S. is expected to grow by approximately 1% per year through 2020.

PEP also provides products to customers in the power grid distribution industry, including smart meter components and assemblies in high voltage and power switch components and assemblies. PEP leverages its engineering expertise and extensive manufacturing capabilities to establish strong relationships with the leading power grid distribution and energy management customers.

The market for power distribution equipment is currently valued at approximately $25.5 billion and is expected to grow to approximately $33.5 billion by 2019. PEP’s products are focused on smart meters, the market for which is expected to grow by an approximate 8% over the same time period. The market for smart meters is driven by legislative incentives, demand for end-to-end solutions, an increase in smart grid installations and a transition to wireless meters. Federal funding for smart meter projects has helped fuel this growth, and utility companies’ adoption of smart meters continues to grow. The demand for end-to-end solutions has enabled further growth in smart grid applications, including supervisory controls, data application systems and IT networks. Smart meters can provide real-time pricing information which, in such systems, is favored over wired meters.

Transportation

PEP provides precision components, assemblies and electrical contacts to leading transportation customers. PEP specializes in manufacturing high–volume, sensing and safety related components and assemblies. PEP is an industry leader in pressure-relief disks used in various applications, including automotive airbag inflators. Transportation original equipment manufacturers seek PEP’s unique technology and manufacturing capabilities to address challenging vehicle component and assemblies.

Aerospace and Defense

PEP offers broad manufacturing capabilities and technical expertise to the aerospace and defense industry using a variety of engineered materials, including optical grade plastics, thermally conductive plastics, titanium, inconel, magnesium and gold electroplating. PEP’s aerospace products include structural components and assemblies made of titanium and stainless steel, gold plated aluminum machine housing for communication devices and micro molded lens array for data communications systems.

The aerospace market is experiencing increased demand with significant orders, deliveries and backlog, with Boeing and Airbus experiencing growth in each of the last three years. Similar to the automotive industry, global aircraft manufacturers are continually searching for lighter, more fuel-efficient parts and components, which creates continued demand for innovative precision metal and plastic components.

Competitive Strengths

Unique High-Volume / High-Precision Manufacturing Capabilities

PEP’s 17 advanced manufacturing operations enable it to produce high-quality, cost-effective components, assemblies and devices in large volumes. We believe PEP has differentiated itself among its competitors by providing its customers engineered solutions a broad reach, and breadth of manufacturing capabilities.

Differentiated, System-Critical Products

PEP’s ability to make products with high-tolerance and extreme precision requirements enables its customers to satisfy the critical functionality and performance requirements of their products. PEP’s products are included in customer designs and deployed in critical systems that involve high cost of failure applications and significant regulatory certification processes. Because PEP’s products are difficult to make, and, combined with PEP’s highly valued services that go beyond routine product development, makes it difficult for customers to switch suppliers.

Complete Product Lifecycle Focus

PEP provides a full range of customized solutions leveraging its customer collaboration support. PEP’s engineers and sales professionals can take on a customer’s project regardless of the product’s particular production stage or development. PEP engages with customers on the front end and deploys processes to facilitate design recommendations and to identify materials for development. Prototype products are developed for testing and process validation procedures are instituted. In some instances, PEP will file for regulatory production approval and include the customer’s proprietary processes, further discouraging supplier changes. Once approved, PEP will assist the customer with continuous supply chain management, comprehensive customer support for the lifetime of the product and continuously seek to identify new operational efficiencies to reduce the product’s cost and improve its quality.

Strategic Global Footprint

PEP has established a global facility footprint to provide broad coverage to its customers. In its global facilities, PEP has established precision stamping, electrical contact manufacturing, contact assembly and medical device clean room assembly, and the necessary quality systems to meet its customer’s requirements.

Proven and Experienced Management Team

PEP is led by a highly skilled and experienced management team that has achieved superior technical and business results over the last five years.

Research and Development

PEP’s research and development efforts focus on enhancing manufacturing processes and improving product quality. PEP also looks to develop patented products to be sold directly to its original equipment manufacturing customers. In 2015, PEP filed patent applications for two medical devices, a surgical knife and impactor adapter and screw assembly.

Customers

PEP has developed strong relationships with a diverse base of blue-chip customers in the medical device, electrical, transportation and aerospace industries. PEP’s 1,400+ active customers value its extensive global manufacturing capabilities. PEP’s top 30 customers, with which it has established deep, collaborative relationships, are leading blue-chip original equipment manufacturers. PEP’s top 30 customers accounted for approximately 64% of its net sales in 2014 and average 17 years with PEP. A global medical device manufacturer was the only customer that had sales that were over 10% of PEP’s total 2014 net sales.

Sales and Marketing

PEP’s marketing strategy is to develop deep, long lasting relationships with its customers. PEP provides its customers with a unique range of capabilities, with an emphasis on product quality, delivery and customized solutions to develop such relationships. PEP’s engineers and manufacturing management personnel assist in the sales and marketing efforts by working closely with the customer to develop and incorporate design recommendations and by maintaining contact with the customer throughout the product’s life cycle.

In 2014, PEP launched a corporate sales and marketing effort to target strategic customer accounts. PEP’s marketing strategy is to emphasize value proposition that includes assemblies and developing specific medical devices, rather than providing discrete components only. Also in 2014, PEP implemented a corporate wide CRM system to provide improved visibility of customer needs and product requirements, track potential opportunities and generate a measurable and sustainable sales and marketing platform. PEP has six corporate sales development professionals, 38 internal sales professionals and 9 external sales representatives.

Employees

As of March 31, 2015, PEP employed a total of 1,218 full-time employees and 216 full time equivalent temporary workers. Of its total employment, 11.4% are management/staff employees and 88.6% are production employees. The employees at PEP’s Bridgeport, CT plant are unionized. PEP believes it has a good working relationship with its employees.

Competition

Each of the industries in which PEP conducts business is highly competitive, and many of PEP’s competitors have substantially greater financial resources than PEP In the medical device industry, PEP competes with Tecomet, Inc., Lake Region Medical, Inc., and Vention Medical, Inc., among others. Additionally, PEP competes with medical device companies who manufacture their products in-house.

In the electrical industry, PEP competes with companies such as Deringer-Ney, Inc., Doduco GmbH and Metalor Technologies International. In the transportation and aerospace industries, PEP competes with companies such as Interplex Industries, Inc. and Accu-Mold, LLC.

Raw Materials

PEP maintains a diverse vendor network of more than 2,400 suppliers who supply PEP with the raw material needed to manufacture its products. These raw materials include a wide variety of metals in various forms, precious metals including gold, silver, palladium and platinum and plastic resins. In 2014, precious metals accounted for approximately 35.1% of total raw material purchases. PEP carefully manages raw material volatility, particularly with respect to precious metals, through consignment agreements. PEP’s back-to-back purchase and shipment of metals eliminates speculation and ensures that its customers receive “real-time” prices for their products, while eliminating market rate exposure on precious metals. Through PEP’s diverse network of suppliers, PEP minimizes supplier concentration risk and provides a stable supply of raw materials at competitive pricing.

PEP carefully manages its raw material needs to minimize exposure to price volatility. PEP has established consignment agreements with key suppliers to procure precious metals with limited exposure to commodity price fluctuations. In effect, PEP leases the precious metals for its own stock and buys the raw materials only on the same day customer shipments are priced, thereby eliminating speculation. In addition, PEP’s products with precious metal content are priced with a margin on the raw material cost to further protect the company and to provide incremental profit. In addition, PEP also achieves insulation from base metal and resin prices by utilizing concurrent raw material indexed pricing contracts with both customers and suppliers. PEP prices its products to include the cost of materials, a material cost margin and a fabrication margin. This mechanism allows PEP to pass-through raw material price increases to its customers.

Patents, Trademarks and Licenses

PEP owns six U.S. patents, four patent applications and trademarks for its various trade names. None of the foregoing are material to PEP’s business; although, PEP does intend to continue to seek to patent products that it will present to and sell to its customers. PEP protects its proprietary manufacturing processes and other trade secrets through noncompetition and confidentiality agreements with its employees.

Government Regulation and Environmental Compliance

As a contract manufacturer of medical devices, PEP is required to register as such with the FDA. Each of PEP’s facilities that manufacture finished medical devices is registered with the FDA. To maintain its registration, PEP deploys a robust quality management system across all of its manufacturing facilities.

With respect to medical products that PEP is specifically developing to sell to customers, before these devices can be marketed, PEP will seek to obtain a marketing clearance from the FDA under Section 510(k) of the Food, Drug, and Cosmetic Act. The FDA typically grants a 510(k) clearance if the applicant can establish that the device is substantially equivalent to a predicate device. Clearance under Section 510(k) typically takes about three months from the date of submission.

PEP’s operations and properties are subject to extensive federal, state, local and foreign environmental protection and health and safety laws and regulations. These laws and regulations govern, among other things, discharges to air or water, the generation, storage, handling, use and transportation of hazardous materials and the handling and disposal of hazardous waste generated at PEP’s facilities. Under such laws and regulations, PEP is required to obtain permits from governmental authorities for some of its operations. If it violates or fails to comply with these laws, regulations or permits, PEP could be fined or otherwise sanctioned by regulators. Under some environmental laws and regulations, PEP could also be held responsible for all the costs relating to any contamination at its past or present facilities and at third-party waste disposal sites. Though PEP believes it is in substantial compliance with these laws and regulations, there can be no assurance that currently unknown matters, future occurrences such as releases or spills, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect PEP’s business, operations or financial condition in the future.

Properties

Manufacturing Operation	Country	Approximate Square Feet	Owned or Leased
Trigon – Aurora	U.S.	75,000	Leased
Wauconda – Algonquin	U.S.	45,000	Owned
Wauconda – Elgin	U.S.	25,000	Leased
Trigon – Warsaw	U.S.	11,200	Leased
Brainin – Fairfield	U.S.	51,354	Owned
Connecticut Plastics – Wallingford	U.S.	23,000	Leased
Lacey & BE-ST – Bridgeport	U.S.	172,620	Owned
Brainin – Attleboro	U.S.	109,457	Owned
General Metal Finishing – Attleboro	U.S.	43,000	Owned & Leased
Polymet – North Attleboro	U.S.	69,080	Owned
MicroPEP – East Providence	U.S.	64,485	Leased
Holmed & Howes Temco – Franklin	U.S.	27,040	Leased
Profiles – Palmer	U.S.	75,590	Leased
Premco – Hingham	U.S.	35,000	Leased
Brainin – Mexico City	Mexico	34,000	Owned
Brainin – Foshan City	China	27,202	Leased
Medsorb Clean Room – Dom. Rep.	Dominican Republic	5,000	Leased

Legal Proceedings

PEP is unaware of any material pending or threatened litigation as of the date of this offering memorandum. PEP’s management does not believe there are any other suits, claims or assessments pending that would have a material effect on its operators or financial condition. PEP’s management is also unaware of any environmental liabilities that would have a material adverse effect on PEP’s operation or financial conditions. In addition, PEP’s management believes that it is in compliance in all material respects with all federal, state and local environmental laws and regulations.